Exhibit 10.17

SECOND AMENDMENT TO

MATADOR RESOURCES COMPANY

2003 STOCK AND INCENTIVE PLAN

The Board of Directors of Matador Resources Company, a Texas corporation (the “Company”), at a meeting duly called and held on February 3, 2005, has adopted and approved the following amendment to the Matador Resources Company 2003 Stock and Incentive Plan (the “Plan”):

The first sentence of Section 1.3 of the Plan shall be amended to read in its entirety as follows:

“The maximum number of Shares that may be issued under the Plan shall be 712,445, which may be from Shares held in the Company’s treasury or from authorized and unissued Shares.”

The Plan, as amended hereby, shall continue in full force and effect.

ADOPTED BY THE BOARD: February 3, 2005.

The foregoing amendment shall be submitted for approval by the shareholders of the Company at the next annual meeting of shareholders of the Company.

APPROVED BY THE COMPANY’S SHAREHOLDERS: May 12, 2005.